Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SIGNS DISTRIBUTION AGREEMENT FOR MOROCCO

Freehold, NJ – August 31, 2017 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, is pleased to announce that it has signed a distribution agreement with an international distribution company based in Morocco. The three year term of this Agreement grants the distributor exclusivity for the country of Morocco so long as the distributor meets aggregate sales of $375,000 USD.

Commented Medifirst’s President, Bruce Schoengood, “Our first international presentation was in Morocco and we are very excited and pleased to be entering this market. We continue to see a demand for new, non-addictive, natural and effective ways to treat people suffering from acute and chronic pain. We are working with our distribution partner in Morocco to complete the device registration process, which we believe is almost complete, and we are confident we will be successful.” No assurances can be made that the Company will be granted clearance to sell or, if clearance is achieved, that the distributor will be successful in its sales efforts.

Medifirst recently announced a distribution arrangement for Mid-East territories, including Lebanon, Kuwait, Saudi Arabia, United Arab of Emirates, Bahrain, Qatar, Oman, Jordan and Iraq. The Company is currently training and working with the distributors and their representatives as part of the introduction and roll-out process. Medifirst continues to receive strong interest for its product in China and, though no assurances can be made, it anticipates providing updates on the progress of these discussions in the upcoming days and weeks. The Company is working diligently to tackle the US market and it has added a number of consultants and sales representatives in the recent weeks. Additionally, Medifirst continues to offer the Time Machine Infrared Laser as part of its aggressive 30 day free trial, no strings attached program. The Company also anticipates further updates on its US market efforts in the upcoming days and weeks.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  Due to the decrease of inflammation, patients have seen immediate aesthetic improvements as well, such as in scar and incision healing. The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst's wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.